Exhibit 99.1

The First Bancorp Keeps Quarterly Dividend at 22 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 17, 2015 - The Board of Directors of The First Bancorp (NASDAQ: FNLC) today declared a quarterly dividend of 22 cents per share. This fourth-quarter dividend is payable January 29, 2016, to shareholders of record as of January 7, 2016, and is equal to the 22 cents per share the Company paid in the prior two quarters.
“This continues to be an excellent year for The First Bancorp,” Tony C. McKim, the Company’s President and Chief Executive Officer observed. “We have posted three consecutive quarters with net income above $4.0 million and record quarterly earnings in three of the past five quarters.
“The combination of higher net interest income driven by asset growth, lower operating costs and improved asset quality are the major factors in our strong performance in 2015,” Mr. McKim continued. “These enable us to share our earnings with our shareholders in the form of cash dividends. We are confident in the view that our generous dividend payout is very important to our shareholders and remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.